Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-252998, 333-194367, 333-167508, and 333-149893) and S-3 (No. 333-233668) of Hillenbrand, Inc. of our report dated November 13, 2019 except for the effects of the reclassification of assets and liabilities to held for sale discussed in Note 4 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's 2020 Annual Report on Form 10-K, as to which the date is November 12, 2020, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
November 17, 2021